DKM

CERTIFIED PUBLIC ACCOUNTANTS

Accounting • Auditing • Assurance

2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this amended Form S-1 of our audit report dated July 29, 2014 relative to the financial statements of Stem Sales, Inc. as of June 30, 2014 and for the period from Inception (April 9, 2014) through June 30, 2014.

We also consent to the reference to our firm under the caption "Interest of Named Experts and Counsel" in such Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida

December 8, 2014